Exhibit 99.2

Dated                      2003

(1) ORCHID BIOSCIENCES EUROPE LIMITED

(2) TEPNEL DIAGNOSTICS LIMITED

(3) ORCHID BIOSCIENCES, INC

(4) TEPNEL LIFE SCIENCES PLC

BUSINESS PURCHASE AGREEMENT

in respect of

Orchid Biosciences Europe Limited’s Diagnostics Business

Bird & Bird

90 Fetter Lane

London EC4A 1JP

Tel: 020 7415 6000

Fax: 020 7415 6111

Ref: NKM/MAC/ORCID.0023

Agreed Form Documents

1. Business Intellectual Property Assignments	6. Management Accounts
2. Assignments/Novations	7. Notice of AGM
3. Circular	8. Escrow Letter
4. ARMs Sub-licence	9. Licence of Shared IP
5. ARMs Assignment and Sub-licence

THIS AGREEMENT is made the              day of              2003

BETWEEN:

(1)	ORCHID BIOSCIENCES EUROPE LIMITED a company registered in England and Wales under registration number 4045527 the registered office of which is at 22 Blacklands Way, Abingdon Business Park, Abingdon, Oxfordshire OX14 1DY (the “Seller”); and

(2)	TEPNEL DIAGNOSTICS LIMITED a company registered in England and Wales under registration number 41660049 the registered office of which is at Heron House, Oaks Business Park, Crewe Road, Wythenshawe, Manchester, M23 9HZ (the “Purchaser”);

(3)	ORCHID BIOSCIENCES, INC a corporation registered in the State of Delaware the principal place of business of which is at 4390 U.S. Route One, Princeton, NJ 08540, U.S.A. (“Orchid”); and

(4)	TEPNEL LIFE SCIENCES PLC a company registered in England and Wales under registration number 2722343 the registered office of which is at Heron House, Oaks Business Park, Crewe Road, Wythenshawe, Manchester M23 9HZ (“Tepnel”).

RECITALS

(A)	The Seller carries on the Diagnostics Business (as defined below).

(B)	The Seller wishes to sell and the Purchaser wishes to purchase the goodwill and the assets of the Diagnostics Business with a view to carrying on the Diagnostics Business as a going concern in succession to the Seller on the terms and subject to the conditions set out in this Agreement.

(C)	Orchid also wishes to sell and Tepnel wishes to purchase, via its U.S. registered subsidiaries, Tepnel Lifecodes Corporation and Tepnel North America Corporation, the business of providing products and services for genetic diagnostic testing carried on by Orchid in the US (the “US Business”). The sale of the US Business is the subject of a separate agreement (the “US Business Sale Agreement”) to be completed simultaneously with this Agreement.

OPERATIVE PROVISIONS

1.	Definitions and interpretation

1.1	In this Agreement:

“Accounts Date” means 31 December 2002;

“Accounts Payable” means the aggregate amount owing by the Seller in connection with the Diagnostics Business to any creditors at the Effective Time, being those of the Exchange Accounts Payable which have not been discharged by the Effective Time together with the Closing Accounts Payable;

“Accounts Receivable” means:

(i)	any debts or other sums due or payable to the Seller in connection with the Diagnostics Business at the Effective Time;

(ii)	any debts or other sums due or payable to the Seller after the Effective Time in connection with goods supplied or services performed in connection with the Diagnostics Business prior to the Effective Time;

(iii)	any interest payable on those debts or other sums; and

(iv)	the benefit of all securities, guarantees, indemnities and rights relating to those debts or other sums,

but specifically excluding any sums due or which may become due from DKMS;

“Act” means the Companies Act 1985, as amended;

“Admission” means admission of the Placing Shares to trading on AIM in accordance with Rule 6 of the AIM Rules;

“Admission Condition” means the Condition in clause 5.1;

“Agreed Form” means, in relation to any document, the form of that document which has been agreed and initialled by or on behalf of the parties for the purpose of identification immediately prior to the signing of this Agreement;

“AIM” means the Alternative Investment Market of the London Stock Exchange;

“AIM Rules” means the rules for AIM companies and their nominated advisers issued by the London Stock Exchange from time to time;

“ARMS Licence” means the licence dated 12 February 2001 between Astra Zeneca UK Limited and the Seller;

“Assets” means the several assets to be sold by the Seller to the Purchaser under this Agreement and described in Clause 2.1;

“Business Day” a day on which clearing banks are open for business in New York;

“Business Intellectual Property” means the Intellectual Property owned or possessed by the Seller and which is used exclusively in the Diagnostics Business including the registered patents and trade marks listed in Part 1 of Schedule 7 and the other rights listed in Parts 2, 3 and 4 of Schedule 7;

“Circular” means the circular to Tepnel shareholders substantially in the Agreed Form;

“Claim Entitlements” means any sums to which the Seller is entitled either from third parties or insurers under any warranty, term, condition, guarantee or indemnity (whether express or implied) in favour of the Seller in relation to any Asset or Transferred Liability or in respect of any damage or injury caused to the Assets save to the extent of sums expended by the Seller before the Closing in making good such damage;

“Closing” means completion of the sale and purchase of the Assets to take effect from the Effective Time in accordance with Clause 7 (Escrow Closing and Closing);

“Closing Accounts Payable” means those sums due to third parties by the Seller at the Effective Time incurred by the Seller in the ordinary course of the Diagnostics Business in the period from close of business on 30 September 2003 of this Agreement to the Effective Time;

“Conditions” means the conditions to Closing and Escrow Closing specified in Clauses 5.1 and 5.2;

“Contracts” means the Customer Contracts and Supplier Contracts (but excludes Licensed-in Intellectual Property);

“Customer Contracts” means all contracts and engagements entered into or orders made before the Effective Time by or on behalf of the Seller with third parties in connection with the Diagnostics Business which remain (in whole or in part) to be performed at the Closing for the manufacture, sale of goods or equipment or provision or supply of services shortly described in Part I of Schedule 8;

“Diagnostics Business” means the business of the Seller operated primarily at the Property located in Abingdon, U.K. and not outside of the Sellers’ facilities outside of the U.K., immediately prior to Closing, which consists of the sale of certain products, including Elucigene™ and RFLP Products, and customized testing services for inherited diseases currently provided to the Dor Yeshorim organization based in New York and excludes any portion of such business that involves the sale of products or the provision of services to DKMS;

“Disclosure Letter” means the letter from the Seller to the Purchaser of the same date as this Agreement and which has been delivered to the Purchaser prior to the signing of this Agreement and as may be corrected or supplemented pursuant to Clause 6.3(c);

“DKMS” means Deutsche Knochenmarkspenderatei gemeinnutzige Gesellschaft mbH, a company organised under the laws of Germany;

“Effective Time” means 12:01 a.m. Eastern Standard Time on the date of Closing;

“Employees” means those individuals employed by the Seller in the Diagnostics Business and named in Schedule 4;

“Employment Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

“Encumbrances” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“Equipment” means the plant, machinery, spare parts, tools, equipment, chattels, and motor vehicles, owned by the Seller in connection with the Diagnostics Business as described in Schedule 6;

“Escrow Closing” means the closing, subject to the terms of the Escrow Letter, of the sale and purchase of the Assets and the Diagnostics Business by the parties;

“Escrow Letter” means the letter in the Agreed Form to be signed by the parties, Bird & Bird and Halliwell Landau;

“Exchange Accounts Payable” means the sums due from the Seller as at 30 September 2003 detailed in Schedule 10;

“Goodwill” means the goodwill of the Diagnostics Business with the exclusive right to carry on the Diagnostics Business in succession to the Seller and the right for the Purchaser to represent itself as carrying on business in succession to the Seller;

“holding company”, “subsidiary” and “wholly-owned subsidiary” have the meanings given to them in Sections 736 and 736A of the Companies Act 1985;

“Independent Accountant” has the meaning assigned to it in Clause 16 (Independent Accountant);

“Initial Consideration” means the sum of US$663,000;

“Information” means all records of information used exclusively in the Diagnostics Business excluding Know-how;

“Insolvency Act” means the Insolvency Act 1986;

“Intellectual Property” means copyright (including all such rights in computer software, the Know-how and any databases), patents, utility models, trade marks, service marks, (including any rights in trade, brand or business names),domain names, design rights (whether registered or unregistered), database rights, proprietary information rights and all other similar proprietary rights as may exist anywhere in the world and including all applications and rights to apply for any of the same and Know how;

“Inventory” means the stock-in-trade of the Diagnostics Business at the Effective Time, including raw materials, components, work-in-progress and finished goods

(including any items which, although subject to reservation of title by the persons from whom they are purchased, are under the control of the Seller) including that described in Schedule 5;

“IP Agreements” means those agreements listed in part 3 of Schedule 7;

“Know-how” means all data or knowledge regarding and relating to the materials processes and manufacturing techniques used in the Diagnostics Business, the other information necessary to operate the Diagnostics Business properly and efficiently and all other data, knowledge or information relating exclusively to the Diagnostics Business;

“Lease” means the lease dated 22 August 1994 in relation to the Property between The Standard Life Assurance Company (1) and Zeneca Limited (2) of Unit 22 Blacklands Way, Abingdon Business Park, Abingdon, Oxfordshire as assigned to the Seller;

“Leasing/Hire Agreements” means any leasing, lease purchase, hire purchase, contract hire or hire of goods or equipment or other similar arrangements;

“Letter of Intent” means the letter of intent entered into between Tepnel and Orchid on 3 September 2003 in respect of the Diagnostics Business;

“Licensed-in Intellectual Property” means the Intellectual Property used by the Seller in the Diagnostics Business under the licences set out in Schedule 9;

“London Stock Exchange” means the London Stock Exchange plc;

“Long Stop Date” means 10 December 2003;

“Management Accounts” means the unaudited profit and loss account for the period starting on the day after the Accounts Date and ending on, and an unaudited balance sheet as at, 30 June 2003 in respect of the Diagnostics Business in the Agreed Form;

“Material Adverse Effect” means, with respect to any fact, event or circumstance, that such fact, event or circumstance is something which (i) subjects the Seller or the Purchaser to any material criminal penalty; or (ii) absent the consummation of the transactions contemplated by this Agreement, has a material adverse effect on the assets, liabilities, condition (financial or otherwise), results of operations, material Contracts, financial commitments, prospects, sales, income or business or operation of the Diagnostics Business or relationship with any supplier, customer or lessor relating to the Diagnostics Business; or (iii) has a material adverse effect on the ability of the Seller or the Purchaser to consummate the transactions contemplated by this Agreement or to perform their respective obligations under it;

“Net Asset Statement” means the “Closing Divisional Balance Sheet” as defined in Section 3.2(a) of the US Business Sale Agreement;

“Operations Agreement” means an agreement on terms to be agreed between the parties which shall incorporate the principles set out in Schedule 2;

“Placing” means the placing of ordinary shares of 1p each in the capital of Tepnel as detailed in the Circular;

“Placing Agreement” means the agreement dated the same date as this Agreement between Tepnel and Seymour Pierce Limited relating to the Placing;

“Placing Shares” means the ordinary shares of 1p each in the capital of Tepnel to be issued under the terms of the Placing;

“Prepayments” means all amounts paid by the Seller before the Effective Time in respect of goods or services to be supplied to the Purchaser under a Supplier Contract after the Effective Time;

“Property” means the leasehold property at Unit 22 Blacklands Way, Abingdon Business Park, Abingdon, Oxfordshire occupied by the Seller for use in connection with the Diagnostics Business immediately prior to the Effective Time;

“Purchaser’s Group” means the Purchaser, its holding company, (if any) and all subsidiaries of the Purchaser and of the Purchaser’s holding company;

“Purchase Price” means the price payable by the Purchaser in respect of the Assets pursuant to Clause 4.1;

“Recognised Investment Exchange” has the meaning given to it in section 285 of the Financial Services and Markets Act 2000;

“Records” means all books, accounts, lists of customers, current reports, price lists, cost records, catalogues and all other records, documents and files relating exclusively to the Diagnostics Business, any of the Assets or any of the Transferred Liabilities (including the employment records);

“Regulatory Accreditations” means the accreditations, certifications, consents, licences and permissions and other similar matters the benefit of which the Seller enjoys at the Effective Time as set out in Schedule 11;

“Release of Security” means a release, effective on or before the Closing, of the Assets and the Diagnostics Business from the fixed and floating security in favour of Comerica Bank over the entire assets and undertaking of the Seller and Orchid created by a debenture dated 23 December 2002;

“Resolutions” means the shareholder resolutions of Tepnel set out in the notice of EGM in the Agreed Form numbered 3, 4 and 6;

“RFLP Products” means the first-generation reagent and probe products used for paternity testing;

“Seller’s Group” means the Seller, its holding company, (if any) and all subsidiaries of the Seller and of the Seller’s holding company and any of their subsidiaries;

“Supplier Contracts” means those contracts, engagements or orders entered into on or prior to the Effective Time by or on behalf of the Seller for the supply or sale of goods to the Seller in connection with and in the ordinary course of the Diagnostics Business which at the Effective Time remain to be performed in whole or in part, as described in Part II of Schedule 8;

“Tax” means all taxes, levies, duties, imposts, charges and withholdings of any nature, wherever imposed and all penalties, charges and interest relating to them;

“Taxes Act” means the Income and Corporation Tax Act 1988;

“Transferred Liabilities” means all obligations of the Seller transferred to the Purchaser at the Effective Time pursuant to this Agreement;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties on the part of the Seller contained in Clause 8 and Schedule 1 (Warranties).

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to Clauses, Sub-clauses and Schedules are to clauses, sub-clauses of and Schedules to this Agreement, as amended in accordance with this Agreement;

(b)	the Clause and Schedule headings are for convenience only and shall not affect the interpretation of this Agreement;

(c)	references to this Agreement include its Schedules;

(d)	the Recitals constitute an integral part of this Agreement;

(e)	words implying the singular include the plural and vice versa;

(f)	words implying a gender include every gender;

(g)	references to a person include an individual, firm, company, corporation, unincorporated body, or any agency of the above.

1.3	Where any statement (in the Agreement or the Disclosure Letter) is qualified by the expression “so far as the Seller is aware” or “to the best of the Seller’s knowledge, information and belief” or any similar expression that statement shall be deemed to include an additional statement that it has been made after reasonable enquiry of Michael Webb, Graham Vitty, Michael Spicer, Paul Kelly, Catherine Poole and Mark Johnson and of the other members of the Seller’s Group.

1.4	A person shall be deemed to be connected with another if that person is connected with another within the meaning of Section 839 of the Income and Corporation Taxes Act 1988.

1.5	Sub-clauses 1.1 to 1.3 above apply unless the contrary specific intention appears in the relevant Clause, Sub-clause or Schedule.

2.	Sale of Business

2.1	The Seller shall sell and the Purchaser shall purchase the following assets with a view to the Purchaser carrying on the Diagnostics Business from the Effective Time as a going concern in succession to the Seller:

(a)	the Goodwill;

(b)	the Equipment;

(c)	the Inventory;

(d)	the Accounts Receivable and the benefit of the Prepayments;

(e)	the benefit (subject to the burden) of the Contracts and the IP Agreements;

(f)	the benefit of the Licensed-in Intellectual Property;

(g)	the Business Intellectual Property;

(h)	the Information;

(i)	the Records;

(j)	the benefit of the Claim Entitlements;

(k)	the Regulatory Accreditations.; and

(l)	to the extent not listed above, all of the assets reflected on the balance sheet contained in the Management Accounts except for cash and those assets disposed of or converted into cash prior to the Effective Time in the ordinary course of business.

2.2	In addition the Seller shall grant to the Purchaser a licence in the Agreed Form for the Purchaser to use all of that Intellectual Property used in the Diagnostics Business that is not Business Intellectual Property.

2.3	The Seller shall sell the Assets except the Business Intellectual Property with full title guarantee, free from all Encumbrances and property and risk in those Assets shall pass to the Purchaser at the Effective Time.

2.4	The Seller covenants with the Purchaser as follows:

(a)	that it has the right to sell and transfer the full legal and beneficial interest in the Assets to the Purchaser on the terms set out in this Agreement; and

(b)	that on or after the Effective Time it will at its own cost and expense, execute and do (or procure to be executed and done by any necessary party including Orchid and the Seller) all such deeds, documents, acts and things as the Purchaser may from time to time require in order to vest any of the Assets in the Purchaser or its assignee as otherwise may be necessary to give full effect to this Agreement including, without limitation, assignments and/or novation agreements substantially in the Agreed Form.

2.5	All the Assets to the extent they are not or cannot be delivered or assigned at the Closing, will from the Closing, where relevant pending assignment or delivery, be held by the Seller on trust for the Purchaser absolutely.

2.6	The parties shall:

(a)	subject to clause 2.7, execute the documents relating to the Business Intellectual Property and/or the other Intellectual Property used in the Diagnostics Business in the Agreed Form upon Escrow Closing; and

(b)	promptly following Closing execute and use its reasonable endeavours to arrange the execution by any relevant third parties as soon as reasonably possible of any other documents relating to the Business Intellectual Property and/or the other Intellectual Property used in the Diagnostics Business reasonably required by the Purchaser and in the interim the Seller hereby grants an exclusive, royalty free, worldwide, irrevocable licence to the Purchaser to use the Business Intellectual Property and the other Intellectual Property used in the Diagnostics Business.

2.7	The parties acknowledge that there are two sets of Agreed Form documentation in relation to the ARMS Licence: (1) an assignment and sub-licence back; and (2) a sub-licence. The parties agree that:

(a)	if, by Escrow Closing, the Seller shall have procured, and produced to the Purchaser a copy of, the written consent of AstraZeneca UK Limited to the ARMS Licence sub-licence, the sub-licence shall be executed upon Escrow Closing;

(b)	if, by Escrow Closing, the Seller shall have failed to procure, and produce to the Purchaser a copy of, the written consent of AstraZeneca UK Limited to the ARMS Licence sub-licence, the ARMS Licence assignment and sub-licence will be executed upon Escrow Closing; and

(c)	in each case, the un-executed Agreed Form ARMS Licence documentation shall be of no effect.

2.8	To the extent that any of the Assets is vested in Orchid, Orchid agrees to transfer to the Purchaser such title with full title guarantee and free from any Encumbrances with effect from the Effective Time.

2.9	To the extent that title to any of the Assets is vested in a member of the Seller’s Group other than the Seller or Orchid, Orchid agrees to procure that such member of the

Seller’s Group shall transfer to the Purchaser such title with full title guarantee and free from any Encumbrance with effect from the Effective Time.

2.10	To the extent they are provided for in the Net Asset Statement, the Purchaser shall assume the Seller’s obligations with regard to the Transferred Liabilities with effect from the Effective Time.

2.11	This Agreement supercedes the Letter of Intent which, so far as it relates to the United Kingdom, will terminate on exchange of this Agreement.

3.	Excluded Assets and Liabilities

3.1	Nothing in this Agreement shall operate to transfer:

(a)	any asset not referred to in Clause 2.1 or any right or interest in respect of them;

(b)	any cash in hand or at bank;

(c)	any amount due or recoverable in respect of Tax relating to the Diagnostics Business attributable to periods or transactions completed before the Effective Time;

(d)	any items listed in Schedule 3.

3.2	Nothing in this Agreement shall pass to the Purchaser, or be construed as an acceptance by the Purchaser of, any liability or obligation other than the Transferred Liabilities and liabilities passing to the Purchaser in respect of the Employees pursuant to the Regulations or otherwise which is not expressly assumed by the Purchaser under this Agreement including any Tax for which the Seller is liable, whether or not then due and any liability in relation to the Seller’s relationship with DKMS or Genetic Technologies Limited.

3.3	The Seller shall discharge all debts, liabilities and obligations in connection with the Diagnostics Business not expressly assumed by the Purchaser under this Agreement relating to the period prior to the Effective Time in accordance with its usual creditor payment practices.

4.	Purchase Price

4.1	Subject to adjustment and determination in accordance with the US Business Sale Agreement, the Purchase Price shall be the Initial Consideration (which the parties agree shall be exclusive of VAT) and which shall be paid to the Seller in accordance with the US Business Sale Agreement on account of the Purchase Price.

4.2	The Purchase Price shall be apportioned amongst the Assets in accordance with Article 3.3 of the US Business Sale Agreement with the preliminary allocations being:

(a)	for the Goodwill, the sum of US$1;

(b)	for the Equipment, the sum of US$662,998 less the value of the Accounts Receivable and the Inventory;

(c)	for the Inventory, as detailed in the Net Asset Statement;

(d)	for the Accounts Receivable, as detailed in the Net Asset Statement;

(e)	for the benefit (subject to the burden) of the Contracts, the Purchaser’s covenant in Clause 10.1 (Contracts);

(f)	for the remaining items in Clause 2.1 the sum of US$1,

on the basis that such specified amounts are pro rated to the actual Purchase Price compared to the Initial Consideration.

5.	Conditions Precedent to Closing

5.1	The Closing is conditional on Admission and closing of the US Business Sale Agreement in accordance with its terms.

5.2	The obligations of the Purchaser and the Seller to consummate the Escrow Closing shall be conditional on each of the Warranties having been true and correct in all material respects when made and being true and correct in all material respects at and as of the Escrow Closing irrespective of any disclosure under Clause 6.3(c).

5.3	The parties intend that the Escrow Closing is further conditional upon the Effective Closing of the US Business Sale Agreement taking place (as defined in the US Business Sale Agreement), the passing without amendment of the Resolutions and that the Escrow Closing and the Effective Closing of the US Business Sale Agreement shall take place simultaneously.

5.4	Other than the Conditions relating to the US Business Sale Agreement the Purchaser may elect in writing to waive the Conditions in whole or in part.

5.5	The parties will use their commercially reasonable endeavours to procure the satisfaction of the Conditions as soon as practicable and in any event on or before the Long Stop Date.

5.6	If any of the Conditions shall not have been fully satisfied or duly waived by 23:59 Eastern Standard Time on the Long Stop Date then this Agreement shall lapse and be deemed void and of no effect without any of the parties being liable to any other party in any way whatsoever except for breaches of Clauses 19 (Confidentiality) and 14 (Announcements).

5.7	If Escrow Closing does not take place on the date set for Escrow Closing in Clause 7.2 because the Seller fails to comply with any of its obligations under Clause 6 in any material respect, the Purchaser may by notice in writing to the Seller:

(a)	proceed to Escrow Closing to the extent reasonably practicable;

(b)	postpone Escrow Closing to a date not more than 10 Business Days after the date set for Escrow Closing in clause 7.2; or

(c)	terminate this Agreement without liability on its part.

5.8	If the Purchaser postpones Escrow Closing to another date in accordance with clause 5.7(c), the provisions of this Agreement apply as if that other date is the date set for Escrow Closing in clause 7.2.

6.	Covenants up to Closing etc

6.1	The Seller covenants with the Purchaser that until the Closing it will carry on the Diagnostics Business in its ordinary course.

6.2	Without limiting the generality of Clause 6.1, the Seller shall not, without the prior written consent of the Purchaser:

(a)	dispose of or licence any part of the Assets except in the ordinary course of trading and for the purpose of carrying on the Diagnostics Business;

(b)	depart from the ordinary course of the day-to-day conduct of the Diagnostics Business either as regards the nature, scope or the manner of conducting the same;

(c)	introduce into the Diagnostics Business any new range or type of goods or services;

(d)	enter into any unusual or abnormal contract or commitment which is individually or collectively material to the Diagnostics Business;

(e)	grant or create or agree to grant or create any mortgage, charge, debenture or other Encumbrance over or affecting any of the Assets;

(f)	permit any of its insurances to lapse;

(g)	enter into or offer to enter into any contract (other than as a result of the acceptance of any existing tender) on terms which do not permit assignment to the Purchaser;

(h)	dispose of any of the Equipment;

(i)	enter into any agreement which would constitute a Leasing/Hire Agreement;

(j)	employ or otherwise engage for a period of more than 3 months the services of any person except to appoint a person to replace an employee earning less than £20,000 per annum;

(k)	deal with the Accounts Payable, Accounts Receivable and Inventory other than in accordance with the normal practice of the Diagnostics Business;

(l)	do or omit to do or cause or allow to be done or omitted to be done any act or thing which would result (or be likely to result) in a breach of any of the obligations, Warranties and undertakings contained in this Agreement if the same were to be expressly repeated at the Closing.

6.3	The Seller shall at all times until the Closing:

(a)	upon the Purchaser giving reasonable notice, permit the Purchaser to send its representatives to observe the operation of the Diagnostics Business at the Property or such other places as it may be being carried on;

(b)	upon the Purchaser giving reasonable notice, give access to the Assets and the books, management accounts and other information relevant to the operation of the Diagnostics Business;

(c)	as soon as reasonably practical advise the Purchaser in writing of any matter hereafter arising or becoming known to the Seller that, if existing, occurring, or known at or before the date of this Agreement, would have been required to be set out in the Disclosure Letter, or that is necessary to correct any information in the Disclosure Letter that is or has become materially inaccurate;

(d)	keep the Purchaser informed as to all material developments affecting the Diagnostics Business or any event that might be reasonably be expected to have a Material Adverse Effect on the business, assets, condition (financial or otherwise) or operations of the Seller to the extent such material development or change affects the Diagnostics Business. The Seller agrees to supplementally provide the Purchaser with information with respect to any material changes in the Diagnostics Business or any Material Adverse Effect after the date of this Agreement and until the Closing; and

(e)	operate the Diagnostics Business so as to ensure that the Accounts Payable are less than or equal to the amount of the Exchange Accounts Payable, the Accounts Receivable are at least as much as the accounts receivable of the Diagnostics Business as at 30 September 2003 and that the value of the Inventory is at least as much as the inventory of the Diagnostics Business as at 30 September 2003.

6.4	If there is any breach of Clause 6.3 (e), the matter shall be dealt with by way of adjustment to the Net Asset Statement in accordance with Clause 3.2 of the US Business Sale Agreement.

6.5	The Seller and the Purchaser shall negotiate in good faith to agree the terms of the Operations Agreement.

7.	Escrow Closing and Closing

7.1	The Closing shall take place on the closing of the US Business Sale Agreement in accordance with its terms.

7.2	The Escrow Closing shall take place at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts at such date as the parties shall mutually agree, provisionally on the day of, but not later than 2 Business Days following, the due satisfaction or waiver of the Conditions (other than the Admission Condition).

7.3	At the Escrow Closing the parties shall so far as they are able procure that Halliwell Landau and Bird & Bird enter into the Escrow Letter and, subject always to the Escrow Letter, the following events shall occur at Closing:

(a)	the Seller shall let the Purchaser into physical possession of all of the Assets capable of passing by delivery;

(b)	the Seller shall deliver to the Purchaser assignments or novation agreements in respect of the Contracts in the Agreed Form and all requisite consents and licences for such assignments or novations;

(c)	the Seller shall deliver to the Purchaser all documents of title and certificates (including those relating to the Regulatory Accreditations) for the lawful operation and use of, and all service documents pertaining to, the Equipment and Inventory;

(d)	the Seller shall deliver to the Purchaser the Information and the Records;

(e)	if the Seller and the Purchaser have agreed the terms of the Operations Agreement pursuant to Clause 6.5, the Seller and the Purchaser shall enter into the Operations Agreement;

(f)	subject to Clause 2.6(a), the Seller and the Purchaser shall enter into a sub-licence and assignment of the ARMS Licence from Seller to Purchaser in the Agreed Form;

(g)	the intellectual property licence is granted by the Seller to the Purchaser in accordance with Clause 2.2; and

(h)	the parties shall execute the necessary assignments relating to the Business Intellectual Property in the Agreed Form.

7.4	The Purchaser and the Seller may elect by mutual consent to waive any of the steps set out in Clause 7.3 at the Escrow Closing.

8.	Warranties/Indemnity

8.1	The Seller warrants to the Purchaser that on the date of this Agreement, except as fairly disclosed to the Purchaser in the Disclosure Letter, each of the statements set out in Schedule 1 (Warranties) is true and accurate in all material respects.

8.2	In the absence of fraud, dishonesty or wilful concealment on the part of the Seller the liability of the Seller in respect of the Warranties:

(a)	shall not arise unless the aggregate amount of all claims made in respect of the Warranties (or which would have been made but for the operation of this paragraph) exceeds US$100,000 and in such case the Seller shall be liable for the full amount and not merely the excess;

(b)	shall terminate on the date falling 18 months following the Effective Time except in respect of any claim of which notice in writing is given to the Seller before that date.

8.3	After the Closing, the maximum aggregate liability of the Seller for any breach of the Warranties (except for any such breach involving fraud, dishonesty or wilful concealment) shall be the aggregate amount of the Purchase Price plus the purchase price paid for the assets the subject of the US Business Sale Agreement and the shares the subject of the EU Stock Purchase Agreement (as defined in the US Business Sale Agreement) provided that the aggregate liability of the Seller for any breach of the Warranties and any breach of the Warranties under either the US Business Sale Agreement or the EU Stock Purchase Agreement shall not exceed the Purchase Price plus the purchase price paid for the assets the subject of the US Business Sale Agreement and the shares the subject of the EU Stock Purchase Agreement.

8.4	Any payment made by the Sellers for any breach of the Warranties shall be deemed to be a reduction in the Purchase Price.

8.5	The Seller shall not be liable in respect of any claim for which it does not accept liability unless legal proceedings are both issued and served on the Seller by the Purchaser during the period of 9 months starting on the date when the notice of that claim was given.

8.6	The Seller shall not be liable and no claim or claims shall be made against it in respect of any breach of Warranty or under the indemnity set out at Clause 8.18 below:

(a)	to the extent that the claim would not have arisen but for a change in legislation made after the date of this Agreement (whether relating to taxation, rates of taxation or otherwise) or the withdrawal of any extra-statutory concession previously made by the Inland Revenue or other taxing authority (whether or not the change purports to be effective retrospectively, in whole or in part);

(b)	to the extent the liability of the Sellers in respect of the claim is affected by any voluntary act of the Purchaser carried out on or after the date of this Agreement other than in the ordinary course of the Diagnostics Business;

(c)	if the claim arises from any act, matter or thing done or omitted to be done by the Seller at the written request or with the specific written approval of the Purchaser;

(d)	if within a period of 30 days from the date on which the notice of any claim is received by the Seller, the Seller has remedied the relevant breach of the Warranties;

(e)	to the extent that it was taken into account in computing the amount of any specific provision in, accrual or other liability or reserve, or was otherwise allowed for, in the Management Accounts or the Net Asset Statement or was the subject of a note in such Management Accounts or the Net Asset Statement or, in accordance with generally accepted accounting principles, was not so taken account of, allowed for or referred to; and

(f)	to the extent that it is attributable (in whole or in part) to an act or omission of the Purchaser or Tepnel occurring after the Closing other than in the ordinary course of business.

8.7

(a)	The Purchaser shall promptly notify the Seller of any action, suit, proceeding, demand or breach (a “Claim”) with respect to which the Purchaser claims for breach of Warranty provided that failure of the Purchaser to give such notice shall not relieve the Seller of its obligations under this Clause 8 except to the extent, if at all, that the Seller shall have been prejudiced thereby. If such Claim relates to any action, suit, proceeding or demand instituted against the Purchaser by a third party (a “Third-Party Claim”), upon receipt of such notice from the Purchaser, the Seller shall be entitled to participate in the defence of such Third-Party Claim, and if and only if each of the following conditions is satisfied, the Seller may assume the defence of such Third-Party Claim, and in the case of such an assumption the Seller shall have the authority to negotiate, compromise and settle such Third-Party Claim:

(i)	the Seller confirms in writing that the subject matter of such Third-Party Claim constitutes a breach of the Warranties; and

(ii)	the Purchaser does not give the Seller written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Purchaser’s own counsel advisable.

The Purchaser shall retain the right to employ its own counsel and to participate in the defence of any Third-Party Claim, the defence of which has been assumed by the Seller pursuant hereto, but the Purchaser shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

(b)	Notwithstanding the foregoing provisions of this Clause 8.7, the Seller shall not be entitled to settle any Third-Party Claim without the Purchaser’s prior written consent, which shall not be unreasonably withheld, unless as part of such settlement the Purchaser is released in writing from all liability with respect to such Third-Party Claim.

8.8	The Purchaser shall not be entitled to recover more than once in respect of the subject matter giving rise to any claim.

8.9	Without limiting any obligations it may have at law, the Purchaser shall mitigate any loss in respect of which a claim may arise under this Agreement.

8.10	If in respect of any matter which could give rise to a breach of the Warranties, the Purchaser claims, or is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force insurance cover current at the Closing), no such matter shall be the subject of a recovery in respect of such claim unless and until the Purchaser shall have made a claim against its insurers and the amount recovered in respect of such claim (or of any claim which could have been made had such policies or their equivalents been maintained in effect after the Closing) shall then reduce or extinguish (depending on the amount recovered) any such claim .

8.11	If any claim for breach of any of the Warranties is based upon a liability of the Purchaser which is contingent only, the Seller shall not be liable to make any payment to the Purchaser unless and until such contingent liability becomes an actual liability.

8.12	If the Seller makes any payment to the Purchaser by way of damages in full and final settlement of a breach of Warranty (the “Damages Payment”) and within 12 months of the making of the Damages Payment the Purchaser receives a cash recovery or recovery in realisable assets (a “Cash Recovery”) otherwise than from the Seller which it would not have received but for the circumstance giving rise to the claim in respect of which the Damages Payment was made, the Purchaser shall, once it has received such Cash Recovery, forthwith repay to the Seller the Damages Payment in so far as it does not exceed the value of the Cash Recovery received from the third party.

8.13	Except as detailed in Clause 5.7(c), the Purchaser shall not be entitled to rescind this Agreement at any time after the date of execution of this Agreement in any circumstances.

8.14	The Purchaser warrants to the Seller, and the Seller warrants to the Purchaser, as follows:

(a)	it is duly incorporated and validly existing under the laws of England and Wales; possessing the capacity to sue and be sued in its own name and it has the power to own its property and assets and carry on its business now being conducted;

(b)	it has the power to enter into this Agreement and comply with its obligations hereunder in accordance with the terms and conditions hereof and has taken all necessary action to authorise the entry into and delivery of this Agreement and the transactions contemplated by this Agreement;

(c)	the execution, delivery and performance by it of this Agreement have been duly authorised and are in compliance with and do not violate or conflict with:

(i)	any law or regulation of England and Wales or any order of any governmental authority, agency or court of England or Wales; or

(ii)	any provision of its constitutional documents; or

(iii)	any agreement or document to which it is a party or which is binding upon it or any of its assets;

(d)	all approvals, consents, licences or authorisations of or registrations or filings with any governmental department, authority or agency necessary or appropriate for it to obtain or make in connection with the entry into, performance, validity or enforceability of this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with in all material respects; and

(e)	this Agreement constitutes its legal, valid, binding and enforceable obligations (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and, as to enforceability, subject to equitable considerations and remedies).

8.15	The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on each Warranty which has been given with the intention of inducing the Purchaser to enter into this Agreement.

8.16	The Seller waives and may not enforce a right which it may have against any of the Employees in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by any of the Employees for the purpose of assisting the Seller to make a representation, give a Warranty or prepare the Disclosure Letter.

8.17	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

8.18	Subject to the other provisions of this Clause 8, the Seller shall indemnify the Purchaser in full in respect of all costs, claims and liabilities for which the Purchaser becomes or is liable to the extent that such costs, claims and liabilities exist or arise in relation to the Diagnostics Business as a result of the Seller’s infringement of the proprietary rights of third parties prior to the Effective Time.

9.	Apportionments

9.1

All rents, rent charges, rates, insurance premiums, gas, water, electricity and telephone charges, royalties and other outgoings relating to or payable or accruing in respect of the Diagnostics Business up to the Effective Time shall be borne by the Seller and as from the Effective Time shall be borne by the Purchaser and all rents, royalties and other periodical payments receivable or accruing in respect of the Diagnostics Business up to and including the Effective Time shall belong to the Seller and as from the Effective Time shall belong to the Purchaser. Those outgoings and amounts receivable shall, if necessary, be apportioned accordingly provided that all outgoings specifically referable to the extent of the use of any property or rights shall be apportioned according to the extent of such use.

9.2	All salaries, wages and other emoluments and all contributions for which the Seller is liable as an employer in respect of any employee under any contractual or statutory obligation (including all income tax deducted under P.A.Y.E. for which the Seller is accountable and all employer’s contributions to the any Pension Scheme and all other normal employment costs in respect of the Employees) shall be borne by the Seller up to the Effective Time and shall if necessary be apportioned accordingly.

9.3	Sums payable periodically shall be apportioned by charging or allowing:

(a)	for any payment period entirely attributable to one party, the whole of the instalment payable for that period;

(b)	for any part of a payment period, a proportion on an annual basis.

9.4	If any sum payable in respect of any period falling wholly or partly prior to the Effective Time has not been quantified or has not been notified to the Seller, a reasonable provisional apportionment shall be made on the basis of the best estimate available.

9.5	Upon the amount referred to in Clause 9.4 being quantified or notified a final apportionment shall be made and the relevant party shall forthwith make an appropriate balancing payment.

9.6	The Purchaser shall not be obliged to reimburse the Seller in respect of any liability of the Seller unless the Seller has actually discharged the same.

9.7	The net amount (if any) payable by or to the Seller under this Clause shall be agreed between the parties within 14 days after the date of the Closing and failing such agreement shall be determined by the Independent Accountant in accordance with Clause 16 (Independent Accountant).

10.	Contracts

10.1	Subject to Clauses 10.2 and 10.3 and from the Effective Time the Purchaser shall:

(a)	be entitled to the benefit of the Contracts and the Licensed-in Intellectual Property;

(b)	carry out, perform and complete all the obligations and liabilities referable to the period after the Effective Time to be discharged under the Contracts and the licences listed in Schedule 9; and

(c)	indemnify the Seller against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Purchaser to carry out, perform and complete the obligations detailed in (a) and (b) above.

10.2	Nothing in this Agreement (in relation to Clause 10.1):

(a)	shall require the Purchaser to perform any obligation falling due for performance or which should have been performed before the Effective Time; or

(b)	shall make the Purchaser liable for:

(i)	any act, neglect, default or omission in respect of any of the Contracts or the licences listed in Schedule 9 prior to the Effective Time; or

(ii)	any claim, expense, loss or damage arising from any failure to obtain the consent or agreement of any third party to the entry into of this Agreement; or

(iii)	any breach of any of the Contracts or the licences listed in Schedule 9 caused by this Agreement or the Closing; or

(c)	shall impose any obligation on the Purchaser for or in respect of any product delivered by the Seller or any service performed by the Seller prior to the Effective Time.

10.3	The Seller shall indemnify the Purchaser against all actions, proceedings, costs, damages, claims and demands in respect of any act or omission on the part of the Seller in relation to the Contracts or the licences listed in Schedule 9 on or before the Effective Time;

10.4	Insofar as the benefit or burden of any of the Contracts or licences listed in Schedule 9 cannot effectively be assigned to the Purchaser except by an agreement or novation with or consent to the assignment from the person, firm or company concerned:

(a)	the Seller shall use all reasonable endeavours to procure the novation or assignment as soon as reasonably possible;

(b)	until the Contract or licence is novated or assigned the Seller shall hold it in trust for the Purchaser absolutely and the Purchaser shall (if such sub-contracting is permissible and lawful under the Contract or licence) as the Seller’s sub-contractor, perform all the obligations of the Seller under the Contract or licence to be discharged after the Effective Time and shall indemnify the Seller against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Purchaser to perform those obligations; and

(c)	until the Contract or licence is novated or assigned the Seller shall (so far as it lawfully may) give all reasonable assistance to the Purchaser to enable the Purchaser to enforce its rights under the Contract or licence.

10.5	If the Seller is unable to procure such novation or assignment within 6 months of the Closing the Purchaser will be entitled by notice in writing to the Seller to elect that:

(a)

such Contract or licence be deemed to be excluded from the sale under this Agreement and in the event of such exclusion this Agreement shall be of no effect insofar as it relates to such Contract or licence and that part of the

Purchase Price attributable to that Contract or licence will be immediately repaid by the Seller to the Purchaser and the Purchaser will redeliver to the Seller and at the Seller’s expense any Asset to which such Contract relates; or

(b)	the Seller shall at the Seller’s expense terminate the relevant Contract or licence and the Purchaser will redeliver to the Seller and at the Seller’s expense any Asset to which such Contract relates; or

(c)	the Seller (so far as it lawfully can) shall permit the Purchaser to have the sole and undisturbed use of the Asset which is the subject of such Contract and the Purchaser will indemnify the Seller in respect of all obligations arising under such Contract.

11.	Accounts Receivable

11.1	The Seller shall give, at the Purchaser’s cost and request, all reasonable assistance to the Purchaser to enable the Purchaser to collect the Accounts Receivable. The Seller shall account promptly to the Purchaser for any Accounts Receivable paid to it.

12.	Accounts Payable

12.1	The Seller shall discharge all debts, liabilities and obligations in connection with the Diagnostics Business other than the Transferred Liabilities and shall indemnify the Purchaser against all costs, claims, demands and liabilities in respect of any of those debts, liabilities and obligations.

12.2	Following the Effective Time, the Purchaser shall be responsible for the Transferred Liabilities and will discharge them in accordance with the usual payment practices of the Purchaser’s Group and shall indemnify the Seller against all costs, claims, demands and liabilities in respect of the Transferred Liabilities.

13.	Post Closing matters

13.1	After the Closing, the Seller will promptly pass to the Purchaser any notices, correspondence, information or enquiries received by it in relation to the Diagnostics Business.

13.2	The Seller agrees that, on and after the Closing, during normal business hours, it will permit the Purchaser and its auditors or other advisers to have reasonable access to and use, examine and take copies of all audits, books and records of the Seller to the extent related to the Diagnostics Business which are not delivered to the Purchaser pursuant to this Agreement and relating to (i) events occurring prior to the Closing and (ii) transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing, as the Purchaser may reasonably require.

13.3

The Purchaser agrees that, before, on and after the Closing, during normal business hours, it will permit the Seller and its auditors to have reasonable access to and examine and take copies of all books and records relating to the operation of the

Diagnostics Business during the period prior to the Closing and transferred to the Purchaser as part of the Assets, as the Seller may reasonably require.

13.4	The Purchaser and the Seller each agree to preserve and protect all books, records, files and data to the extent they relate to the Diagnostics Business (i) maintained for the preparation of tax returns for a period of ten years after the Closing, and (ii) other than those described in (i) above, for a period of six years after the Closing.

13.5	The Purchaser and the Seller each agree not to destroy any files or records which are subject to Clause 13.4 (i) for the periods described in Clause 13.4 and (ii) thereafter, without giving at least thirty (30) days’ written notice to the other party. Upon receipt of such notice, such other party may (i) cause to be delivered to it the records intended to be destroyed, at the other party’s expense or (ii) notify the other party that such other party will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under the control of such other party).

13.6	Each party may take such action that it deems reasonably appropriate to separate or redact information unrelated to the Diagnostics Business or the Assets prior to the Closing from documents and other materials requested and made available pursuant to this clause and, to the extent not adequately addressed by Clause 19, to condition access to materials that it deems confidential to the execution and delivery of an agreement in customary form by the requesting party not to disclose or misuse such information.

13.7	The Seller will use its reasonable efforts to cause its accountants to provide to the Purchaser and the Purchaser’s accountants, in a timely manner, such information regarding the Diagnostics Business and such other reasonable assistance and access to documents as the Purchaser or the Purchaser’s accountants may reasonably request in order to enable the Purchaser to make such disclosures as may be required by, and to otherwise comply with, applicable securities laws or disclosure rules.

14.	Announcements

14.1	On or as soon as practicable after the date of this Agreement and the Closing the Seller shall, at the Purchaser’s cost, provide any reasonable assistance requested by the Purchaser for the despatch to all or any past and present customers of the Diagnostics Business selected by the Purchaser of a circular in a form to be approved by both parties announcing the sale by the Seller of the Diagnostics Business and introducing the Purchaser as its successor.

14.2	Each party undertakes to provide to the other all such information as may be reasonably required by the other (or any member of its Group) for the purpose of complying with any requirement of the law or the Recognised Investment Exchange (including AIM) on which the shares of any member of that party’s Group are listed.

14.3

Save as permitted under this Clause no party shall make or permit any member of the Seller’s Group or the Purchaser’s Group to make any announcement concerning this sale and purchase or any ancillary matter before, on or after the Closing except as required by law or any competent regulatory body or with the written approval of the other parties, such approval not to be unreasonably withheld or delayed.

15.	Employees

15.1	The Seller and the Purchaser acknowledge and agree that under the Employment Regulations the contracts of employment between the Seller and the Employees will have effect after the Effective Time as if originally made between the Purchaser and the Employees. On or as soon as practicable after the Effective Time the Seller and the Purchaser shall issue to each Employee a notice informing each Employee of the change in his employer.

15.2	The Purchaser warrants that it has provided to the Seller all such information as may be necessary to enable the Seller to comply with any obligation to inform and/or consult with the Employees and/or their representatives (including trade unions, staff association or employee representative and elected employee representatives) and any other employees affected by the transaction contemplated by this Agreement.

15.3	The Seller shall indemnify the Purchaser against any liabilities relating to the Employees which arise out of:

(a)	any failure by the Seller to perform and discharge all its obligations in respect of the Employees for its own account up to and including the Effective Time (including, without limitation, discharging all salary and other emoluments, PAYE tax deduction National Insurance Contributions and other costs);

(b)	any act or omission by the Seller or any other event, matter or circumstance occurring or having its origin before the Effective Time; and

(c)	any claim by or on behalf of any of the Employees for an award under Regulation 11 of the Employment Regulations save where any liabilities arise by failure of the Purchaser to comply with its obligations under Regulation 10 of the Employment Regulations.

15.4	The Purchaser shall indemnify the Seller against any liabilities which arise out of:

(a)	any failure by the Purchaser to provide the information which it is obliged to provide to the Seller in accordance with Regulation 10 of the Employment Regulations;

(b)	any failure by the Purchaser to perform and discharge all its obligations in respect of the Employees for its own account on or after the Effective Time (including without limitation, discharging all salary and other emoluments, PAYE tax deduction, National Insurance Contributions and other costs); and

(c)	any act or omission by the Purchaser or any other event, matter or circumstance occurring or having its origin on or after the Effective Time in respect of or relating to the Employees.

15.5	If any contract of employment of any person employed by the Seller other than an Employee shall have effect as if originally made between the Employee and the

Purchaser by virtue of the Regulations and this Agreement (“Undisclosed Employee”):

(a)	the Purchaser shall notify the Seller within seven days of becoming aware of the transfer of the Undisclosed Employee’s contract of employment and if no offer of employment is made by the Seller within 14 days of the Purchaser notifying the Seller pursuant to Clause 15.5(b) the Purchaser may terminate such Undisclosed Employee’s employment;

(b)	in consultation with the Purchaser, the Seller may within 14 days of becoming aware of the transfer of the Undisclosed Employee’s contract of employment make to the Undisclosed Employee an offer in writing to employ him or her under a new contract of employment to take effect upon the termination referred to below;

(c)	such offer of employment will be on the same terms and conditions of employment of the Undisclosed Employee immediately prior to the Effective Time;

(d)	on acceptance of this offer the Purchaser shall release the Undisclosed Employee with immediate effect;

(e)	if the offer is rejected by the Undisclosed Employee, the Purchaser may within 14 days of the offer being rejected terminate such Undisclosed Employee’s employment;

(f)	the Seller shall indemnify the Purchaser in full for and against all claims, costs, expenses or liabilities whatsoever and howsoever arising incurred or suffered by the Purchaser including without limitation all legal expenses and other professional fees (together with any VAT thereon) in relation to:

(i)	anything done or omitted to be done by the Seller or any other event or occurrence in respect of any such Undisclosed Employee at any time prior to the Effective Time;

(ii)	any termination of any Undisclosed Employee’s employment under Clause 15.5(a) above; and

(iii)	the cost of the salary and other emoluments (including any tax and national insurance payments thereon) in relation to any such Undisclosed Employee whose employment is terminated under Clause 15.5(a) above incurred by the Purchaser in respect of the period from the Effective Time up to such termination under Clause 15.5(a).

15.6	In this Clause:

(a)	“claim” includes a claim by any person (including a trade union, staff association, employee representative or elected employee representative, governmental or statutory or local authority or commission); and

(b)	“liability” and “liabilities” includes any award, compensation, damages, fine, loss, order, payment made by way of settlement, costs and expenses (including legal expenses on an indemnity basis) properly incurred in connection with a claim and also includes the costs and expenses of any investigation by the Equal Opportunities Commission, the Commission for Racial Equality or an officer appointed by the Secretary of State under Section 20 of the Wages Act 1986 and of implementing any requirements which may arise from any such investigation.

16.	Independent Accountant

16.1	If the Seller and the Purchaser do not agree any matter referred to in Clause 9 (Apportionments) within the period(s) stated the matter in dispute shall be referred at the request of either the Seller or the Purchaser for decision to an independent chartered accountant (the “Independent Accountant”) to be appointed by agreement between the Seller and the Purchaser or, in default of agreement within 14 days of a request by either the Seller or the Purchaser, by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Seller or the Purchaser.

16.2	If the Independent Accountant dies, delays or becomes unwilling or incapable of acting or if for any other reason the President for the time being of the Institute of Chartered Accountants in England and Wales thinks fit he may discharge the Independent Accountant and appoint another in his place.

16.3	The terms of reference of the Independent Accountant shall be to determine an amount which in his opinion represents the item or items in dispute, as notified to him in writing by either the Seller or the Purchaser, within 30 days of his appointment.

16.4	The Seller and the Purchaser shall each provide the Independent Accountant with all information which he reasonably requires and the Independent Accountant shall be entitled (to the extent he considers it appropriate) to base his opinion on such information and on the accounting and other records of the Diagnostics Business.

16.5	The Independent Accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties. The Independent Accountant shall afford the Seller and the Purchaser the opportunity of making written representations to him.

16.6	The fees and expenses of the Independent Accountant shall be borne by the Seller and the Purchaser in equal shares unless the Independent Accountant otherwise determines.

17.	Value Added Tax

17.1

The Seller and the Purchaser believe that the sale of the Assets under this Agreement will be treated by HM Customs & Excise as a transfer of a business as a going concern (“TOGC”) for the purposes of section 49 of the VATA and article 5 of the Value Added Tax (Special Provisions) Order 1995 and agree to use all reasonable endeavours to secure that the sale is so treated provided that this obligation shall not require the Seller or the Purchaser to make any appeal against any determination of HM Customs and Excise that the sale does not amount to a TOGC.

If it is determined that the sale of the Assets under this Agreement does not constitute a TOGC, then the VAT chargeable by the Seller to the Purchaser shall be paid within two clear days of demand by the Seller (in the form of a VAT invoice accompanied by a copy of HM Customs and Excise’s written determination) and any VAT records provided by the Seller to the Purchaser shall be returned to the Seller. Any penalty and interest charges incurred by the Seller to HM Customs & Excise in relation to such VAT shall be shared equally as between the Seller and the Purchaser.

17.2	The Purchaser warrants to the Seller that:

(a)	it is duly registered for VAT purposes; and

(b)	it intends to continue the Diagnostics Business as a going concern,

and acknowledges that if it is in breach of any such warranties, VAT may be payable in relation to the sale of the Assets.

17.3	The Seller and the Purchaser intend that Section 49 of the Value Added Tax Act 1994 shall apply to the sale of the Assets under this Agreement and accordingly:

(a)	the Seller and the Purchaser intend that the Seller should retain records referred to in Section 49 of the Value Added Tax Act 1994 and accordingly:

(i)	the Seller shall forthwith make a request to HM Customs & Excise for a direction that those records be preserved by the Seller;

(ii)	the Seller shall promptly notify the Purchaser of the result of that request and if HM Customs & Excise does not grant it shall on demand deliver the records to the Purchaser;

(iii)	the Seller shall:

(A)	preserve the records in the United Kingdom for such period as may be required by law;

(B)	so long as it preserves the records permit the Purchaser reasonable access to them to inspect or make copies of them; and

(C)	not at any time cease to preserve the records without giving the Purchaser a reasonable opportunity to inspect and remove such of them as the Purchaser wishes; and

(b)	if the records are delivered to the Purchaser under paragraph 17.3(a)(ii) then 17.3(a)(iii) shall apply as if references to the Seller were references to the Purchaser and vice versa.

17.4	If any value added tax is chargeable on any supply by the Purchaser to the Seller under this Agreement, the Seller shall pay to the Purchaser the amount of that tax against issue of a proper VAT invoice.

18.	Interest

If any sum due for payment under this Agreement is not paid on the due date or is referred for the determination of the Independent Accountant, the party in default or the party found liable to pay the amount determined by the Independent Accountant, as the case may be, shall pay interest on that sum from the due date or from the date when the amount would have been payable had it not been referred to the Independent Accountant (as the case may be) until the date of actual payment calculated on a day to day basis of a rate equal to the aggregate of 2 per cent. per annum and the base rate of Barclays Bank plc for the time being.

19.	Confidentiality

19.1	Each of the Seller and Orchid undertakes to the Purchaser that it will:

(a)	not at any time after the date of this Agreement divulge or communicate to any person other than to its officers or employees or to the officers or employees of any member of the Seller’s Group whose province it is to know the same any confidential information used exclusively in the Diagnostics Business, which is currently in its knowledge; and

(b)	use its reasonable endeavours to prevent publication or disclosure of any confidential information concerning such matters’

provided that such undertakings shall cease to have effect in relation to any confidential information which comes into the public domain otherwise than through the fault of the Seller.

20.	Notices

20.1	Any notice or other document to be served under this Agreement may be delivered or sent by post or facsimile process to the party to be served at its address appearing in this Agreement or at such other address as he may have notified to the other parties in accordance with this Clause.

20.2	Any notice or document shall be deemed to have been served:

(a)	if delivered, at the time of delivery; or

(b)	if posted, at 10.00 am. on the second business day after it was put into the post; or

(c)	if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 pm. on any Business Day, and in any other case at 10.00 am. on the Business Day following the date of dispatch.

20.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid letter or that the facsimile message was properly addressed and despatched as the case may be.

21.	General

21.1	Each of the obligations, warranties and undertakings set out in this Agreement which is not fully performed at the Closing will continue in force after the Closing.

21.2	Unless otherwise expressly stated all payments by either party to be made under this Agreement shall be made in United States Dollars to the other party to be paid as follows:

(a)	to the Seller in immediately available funds to the account of Orchid Biosciences, Inc. at:

bank:	Comerica Bank-California 333 West Clara Avenue, San Jose CA95113
sort code:	ABA 121 137 522
account number:	1892029743

or such other account as the Seller may specify; and

(b)	to the Purchaser in immediately available funds to the account of the Purchaser at:

bank:	Bank of Ireland John Dalton Street, Manchester
sort code:	30-14-74
account number:	30192752

or such other account as the Purchaser may specify.

21.3	None of the rights or obligations under this Agreement may be assigned or transferred without the written consent of all the parties.

21.4	Except as expressly provided to the contrary in this Agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and the Closing of this Agreement.

21.5	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

21.6	The parties acknowledge and agree that:

(a)

it does not enter into this Agreement on the basis of, and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to be given, by any person (whether a party to this Agreement or not) except those expressly set out or referred to in this Agreement and the remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

(b)	this Clause 21.6 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into, as a result of fraud for which the remedies shall be those available under the law governing this Agreement.

21.7	This Agreement (together with any documents referred to in it) contains the entire agreement and understanding of the parties and supercedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement including, in particular, the letter of intent dated 28 October 2002 entered into between Tepnel and Orchid and the Letter of Intent.

21.8	The provisions contained in each Clause and Sub-Clause of this Agreement shall be enforceable independently of each other. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement

22.	Governing Law

22.1	This Agreement is governed by and shall be construed in accordance with English law.

22.2	Each of the parties agrees that they shall not bring proceedings in relation to this Agreement in any courts other than the federal or state courts of the District of Massachusetts or the English courts.

22.3	The parties submit to the non-exclusive jurisdiction of the federal and state courts of the District of Massachusetts and of the English courts for all purposes relating to this Agreement provided that if a claim under this Agreement (a “Connected Claim”) arises from events or matters forming the subject matter of a claim under the US Business Sale Agreement which is in the process of being brought in the courts of the District of Massachusetts, then the parties submit to the exclusive jurisdiction of the courts of the District of Massachusetts in respect of the Connected Claim.

22.4	Each of the parties waives all right to trial by jury in any action, suit or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any transaction contemplated hereby.

23.	Third Party Rights

23.1	Unless this Agreement expressly states otherwise:

(a)	a person who is not a party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and

(b)	if a person who is not a party to this Agreement is stated to have the right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, the parties may rescind or vary this Agreement (and any documents entered pursuant to it or in connection with it) without the consent of that person.

24.	Guarantee by Orchid

24.1	In consideration of the entry into this Agreement by the Purchaser, Orchid guarantees the performance of all the obligations and liabilities of the Seller under or otherwise arising out of or in connection with this Agreement (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced) and undertakes to keep the Purchaser indemnified in full against all liabilities, losses, proceedings, claims, damages, reasonable costs and expenses of whatever nature which it may suffer or incur as a result of failure or delay by the Seller in the performance of any such obligations and liabilities provided that, if any arrangement, amendment, variation, extension, increase, replacement, termination, forbearance or indulgence is made to or in connection with this Agreement which has the effect of increasing the obligations of the Seller under this Agreement, the liability of Orchid shall not be increased by such amendment or variation unless the written agreement of Orchid is obtained to its being made.

24.2	If any obligation or liability of the Seller expressed to be the subject of the guarantee contained in this Clause 24 (the “Guarantee”) is not or ceases to be valid or enforceable against the Seller (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Seller or irregular exercise of them or any lack of authority on the part of any person purporting to act on behalf of the Seller or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of or the liquidation, administration or insolvency of, the Seller), Orchid shall nevertheless be liable to the Purchaser, in respect of that purported obligation or liability as if the same were fully valid and enforceable and Orchid was the principal obligor in respect of it.

24.3	The liability of Orchid under the Guarantee shall not be discharged or affected in any way by:

(a)	the Purchaser compounding or entering into any compromise, settlement or arrangement with the Seller or any other person; or

(b)

any variation, extension, increase, renewal, determination, release or replacement of this Agreement, whether or not made with the consent or knowledge of Orchid provided that, if any variation, extension, increase, renewal, determination, release or replacement of this Agreement is made which has the effect of increasing the obligations of the Seller under this

Agreement, the liability of Orchid shall not be increased by such amendment or variation unless the written agreement of Orchid is obtained to its being made; or

(c)	the Purchaser granting any time, indulgence, concession, relief, discharge or release to the Seller, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Seller, any co-guarantor or any other person; or

(d)	any other matter or thing which, but for this provision, might exonerate or affect the liability of Orchid.

24.4	The Purchaser shall not be obliged to take any steps to enforce any rights or remedy against the Seller or any other person before enforcing the Guarantee.

24.5	The Guarantee is in addition to any other security or right now or hereafter available to the Purchaser and is a continuing security notwithstanding any insolvency, liquidation, administration, insolvency or other incapacity of the Seller or Orchid.

24.6	Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Guarantee, Orchid:

(a)	agrees not, without the prior written consent of the Purchaser, to exercise any of its rights of subrogation, reimbursement and indemnity against the Seller and agrees not to demand or accept any security from the Seller in respect of any such rights and not, without the prior written consent of the Purchaser, to prove in competition with the Purchaser in the liquidation or insolvency of the Seller; and

(b)	agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to Orchid by the Seller or any other person liable to the Purchaser in respect of the obligations hereby guaranteed if and so long as the Seller is in default under this Agreement, however, such agreement is subject to any statutory set-off on insolvency.

24.7	Any monies received by the Purchaser under the Guarantee may be placed to the credit of an interest bearing suspense account with a view to preserving the rights of the Purchaser to prove for the whole of its claims against the Seller or any other person.

24.8	If the Guarantee shall be discharged or released in consequence of any performance by the Seller of the guaranteed obligations which is set aside for any reason, the Guarantee shall be automatically reinstated in respect of the relevant obligations.

24.9

In respect of any claim against the Seller for breach of this Agreement which is the subject of the Guarantee (a “Guaranteed Claim”), the maximum amount which may be claimed against Orchid is the amount which could have been claimed against the

Seller in respect of that Guaranteed Claim after allowing for (i) any limit on the liability of the Seller contained in this Agreement; and (ii) any amounts recovered from the Seller and Orchid in respect of the applicable Guaranteed Claim, but in calculating the amount which could have been claimed against the Seller ignoring, and treating the amount of any such claim as not being reduced or affected in any way by:

(a)	this Agreement being in whole or in part unenforceable or void against the Seller for any reason;

(b)	any statutory or other discharge or reduction or moratorium in respect of the obligations of the Seller to the Purchaser including without limitation by virtue of any insolvency proceedings occurring in respect of the Seller or any composition or arrangement between the Seller and its creditors.

25.	Guarantee by Tepnel

25.1	In consideration of the entry into this Agreement by the Seller, Tepnel guarantees the performance of all the obligations and liabilities of the Purchaser under or otherwise arising out of or in connection with this Agreement (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced) and undertakes to keep the Seller indemnified in full against all liabilities, losses, proceedings, claims, damages, reasonable costs and expenses of whatever nature which it may suffer or incur as a result of failure or delay by the Purchaser in the performance of any such obligations and liabilities provided that, if any arrangement, amendment, variation, extension, increase, replacement, termination, forbearance or indulgence is made to or in connection with this Agreement which has the effect of increasing the obligations of the Purchaser under this Agreement, the liability of Tepnel shall not be increased by such amendment or variation unless the written agreement of Tepnel is obtained to its being made.

25.2	If any obligation or liability of the Purchaser expressed to be the subject of the guarantee contained in this Clause 25 (the “Tepnel Guarantee”) is not or ceases to be valid or enforceable against the Purchaser (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Purchaser or irregular exercise of them or any lack of authority on the part of any person purporting to act on behalf of the Purchaser or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of or the liquidation, administration or insolvency of, the Purchaser), Tepnel shall nevertheless be liable to the Seller, in respect of that purported obligation or liability as if the same were fully valid and enforceable and Tepnel was the principal obligor in respect of it.

25.3	The liability of Tepnel under the Tepnel Guarantee shall not be discharged or affected in any way by:

(a)	the Seller compounding or entering into any compromise, settlement or arrangement with the Purchaser or any other person; or

(b)	any variation, extension, increase, renewal, determination, release or replacement of this Agreement, whether or not made with the consent or knowledge of Tepnel provided that, if any variation, extension, increase, renewal, determination, release or replacement of this Agreement is made which has the effect of increasing the obligations of the Purchaser under this Agreement, the liability of Tepnel shall not be increased by such amendment or variation unless the written agreement of Tepnel is obtained to its being made; or

(c)	the Seller granting any time, indulgence, concession, relief, discharge or release to the Purchaser or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Purchaser or any other person; or

(d)	any other matter or thing which, but for this provision, might exonerate or affect the liability of Tepnel.

25.4	The Seller shall not be obliged to take any steps to enforce any rights or remedy against the Purchaser or any other person before enforcing the Tepnel Guarantee.

25.5	The Tepnel Guarantee is in addition to any other security or right now or hereafter available to the Seller and is a continuing security notwithstanding any insolvency, liquidation, administration, insolvency or other incapacity of the Purchaser or Tepnel.

25.6	Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Tepnel Guarantee, Tepnel:

(a)	agrees not, without the prior written consent of the Seller, to exercise any of its rights of subrogation, reimbursement and indemnity against the Purchaser and agrees not, without the prior written consent of the Seller, to demand or accept any security from the Purchaser in respect of any such rights and not to prove in competition with the Seller in the liquidation or insolvency of the Purchaser; and

(b)	agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to Tepnel by the Purchaser or any other person liable to the Seller in respect of the obligations hereby guaranteed if and so long as the Purchaser is in default under this Agreement, however, such agreement is subject to any statutory set-off on insolvency.

25.7	Any monies received by the Seller under the Tepnel Guarantee may be placed to the credit of an interest bearing suspense account with a view to preserving the rights of the Seller to prove for the whole of its claims against the Purchaser or any other person.

25.8	If the Tepnel Guarantee shall be discharged or released in consequence of any performance by the Purchaser of the guaranteed obligations which is set aside for any reason, the Tepnel Guarantee shall be automatically reinstated in respect of the relevant obligations.

25.9	In respect of any claim against the Purchaser for breach of this Agreement which is the subject of the Tepnel Guarantee (a “Tepnel Guaranteed Claim”), the maximum amount which may be claimed against Tepnel is the amount which could have been claimed against the Purchaser in respect of that Tepnel Guaranteed Claim after allowing for (i) any limit on the liability of the Purchaser contained in this Agreement; and (ii) any amounts recovered from the Purchaser and Tepnel in respect of the applicable Tepnel Guaranteed Claim, but in calculating the amount which could have been claimed against the Purchaser ignoring, and treating the amount of any such claim as not being reduced or affected in any way by:

(a)	this Agreement being in whole or in part unenforceable or void against the Purchaser for any reason;

(b)	any statutory or other discharge or reduction or moratorium in respect of the obligations of the Purchaser to the Seller including without limitation by virtue of any insolvency proceedings occurring in respect of the Purchaser or any composition or arrangement between the Purchaser and its creditors.

26.	Transfer of Further Assets

26.1	The Seller undertakes to the Purchaser for a period of six months from the Closing to procure that if it becomes apparent that it owns any assets which are or were used by the Seller in connection with the Diagnostics Business and which fall within the definition of the Assets but have not been transferred to the Purchaser, then the Seller shall:

(a)	(if such Assets were used by the Seller exclusively in connection with the Diagnostics Business) transfer gratuitously such Assets absolutely to the Purchaser; or

(b)	(if such Assets are not used by the Seller exclusively in connection with the Diagnostics Business) to the extent that it is able to do so grant to the Purchaser a gratuitous, perpetual, irrevocable worldwide licence to use such Assets for the purpose of the Diagnostics Business

26.2	The Purchaser undertakes to the Seller for a period of six months from the Closing to procure that if it becomes apparent that any asset which is not an Asset and was not intended to transfer under the terms of this Agreement, the Purchaser or any holding company or subsidiary of the Purchaser (as the case may be) shall transfer gratuitously such assets absolutely to the Seller.

27.	Access

The Purchaser agrees that at all times for the period until 30 September 2004 following Closing during normal working hours, upon the Seller’s request and upon reasonable notice, it shall permit the Seller to have access to Alan Swift and permit him to attend at the Seller’s premises for the purposes of assisting with the Seller’s quality assurance, quality control and accreditation programmes, and the Seller agrees that such access and attending at the Seller’s premises shall not be excessive in terms of duration or frequency. No charge shall be made by the Purchaser for such access.

IN WITNESS of which this Agreement has been signed by the parties or their duly authorised representatives on the date written above.